CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated November 21, 2012 on the financial statements of Provident Mutual Funds, Inc., comprising the Provident Trust Strategy Fund, as of September 30, 2012, and for the periods indicated therein and to the references to our firm in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to Provident Trust Strategy Fund’s Registration Statement on Form N-1A.

/s/ Cohen Fund Audit Services

Cohen Fund Audit Services, Ltd.
Cleveland, Ohio
January 30, 2013